Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this Form 8-K/A of Glu Mobile Inc. of our report, dated October 16, 2014, relating to the balance sheets of Cie Games, Inc. as of December 31, 2013 and December 31, 2012, and the related statements of operations, changes in stockholders’ equity, and cash flows for the years then ended, and to the reference to our Firm under the caption “Experts.”

/s/ Windes, Inc.

Long Beach, California

November 4, 2014